UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2005

Intervoice, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	001-15045 (Commission File Number)	75-1927578 (IRS Employer Identification No.)

17811 Waterview Parkway,
Dallas, Texas 75252
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (972) 454-8000

Not applicable
(Former name or former address, if changed since last report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

     Extension of Health Care Coverage to Non-Employee Directors.

     Intervoice, Inc. (the “Company”) amended the contract with its provider of group health care coverage to permit non-employee directors to purchase coverage through the provider based on the group rates available for employees. While the Company does pay a significant amount of the costs associated with providing group health care coverage for employees, non-employee directors will be required to pay all costs associated with their purchase of group health care coverage.

     Salary Increases for Executive Officers.

     The Compensation Committee in connection with its annual review of executive compensation and performance increased the salaries of all executive officers, other than the President and Chief Executive Officer, by an amount ranging from 4% to 5% of their previous base salaries. The base salary for Robert E. Ritchey was increased upon his promotion from President to President and Chief Executive Officer during December 2004. The Compensation Committee also determined that three of the Company’s executive officers, who did not receive a raise at the time they were promoted into more senior positions during fiscal year 2005, had salaries that were substantially below the median salaries for executives holding similar positions at other companies in the software and telecommunications industries. For these three executive officers the Compensation Committee approved salary increases ranging from 14% to 15% of base salary, that were in addition to the 4% to 5% increase approved for all executive officers, to better align their salaries with comparable salaries offered by other employers. The three executive officers who were promoted into more senior positions during fiscal 2005 are Ronald W. Nieman, Senior Vice President and General Manager, Network Strategic Market Unit; George T. Platt, Senior Vice President and General Manager, Enterprise Strategic Market Unit; and Mike J. Polcyn, Senior Vice President, Engineering and Chief Technology Officer.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVOICE, INC.
By:	/s/ Dean C. Howell
Dean C. Howell
Executive Vice President, General Counsel and Secretary

Date: May 31, 2005